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                                                                    Exhibit 99.1

                        FIRST COMMUNITY BANCSHARES, INC.

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE:                             FOR MORE INFORMATION,
SEPTEMBER 5, 2003                                  CONTACT: ROBERT L. SCHUMACHER
                                                         AT (276) 326-9000


                FIRST COMMUNITY BANCSHARES, INC. (FCBC) DECLARES
                             THIRD QUARTER DIVIDEND



BLUEFIELD, VIRGINIA - The Board of Directors of First Community Bancshares, Inc. (Nasdaq: FCBC; www.fcbinc.com) recently declared its Third Quarter dividend to stockholders. The dividend, in the amount of $.25 per common share, represents an increase of 10.0% over the $0.227 per share (adjusted for the recent 10% stock dividend) paid in the Third Quarter of 2002. The increase is indicative of continued strong earnings by the Company and its subsidiary bank, First Community Bank, N. A. The Third Quarter dividend is payable to stockholders of record September 19, 2003, and is expected to be paid on or about September 30, 2003. The Third Quarter dividend, when annualized, represents a yield on the recent market price of approximately 2.7% and is in addition to the 10% stock dividend recently distributed to stockholders.

         First Community Bancshares, Inc. is a $1.7 billion bank holding company with headquarters in Bluefield, Virginia and the Parent of First Community Bank,
N. A. First Community Bank, N. A. operates with 47 full-service branches throughout Virginia, West Virginia and North Carolina and two trust and investment management offices.

                                   -- MORE --


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First Community Bank, N. A. also owns United First Mortgage, Inc., based in
Richmond, Virginia, which operates 10 offices from Virginia Beach to Harrisonburg, Virginia, as well as Stone Capital Management, Inc., an investment advisory firm based in West Virginia. The Company recently completed the acquisition of The CommonWealth Bank, which has four locations in and around Richmond, Virginia, in the Second Quarter of 2003.

First Community Bancshares, Inc.'s common stock is traded on the Nasdaq National Market under the symbol, "FCBC."

                                   DISCLAIMER

         This news release may include forward-looking statements. These forward- looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: the timely development, production and acceptance of new products and services and their feature sets; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

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